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                                                                    Exhibit 99.1

PART I - OPENING COMMENTS & SAFE HARBOR

[BRAD START HERE]

Good morning and welcome to the Matrix Service Company's Fourth Quarter and Fiscal Year End 2002 Conference Call. I will begin the call by commenting on the highlights of our fourth quarter and fiscal year ended results. Then, I will turn the call over to Mike Hall, our Chief Financial Officer, who will review in detail the financial performance of the quarter and full year.

Before I begin, I would like to take a moment to read the following Safe Harbor statement:

"Certain statements made during this conference call which are not historical in nature - including statements regarding the company's and/or management's intentions, strategies, beliefs, expectations, representations, plans, projections, or predictions of the future - are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the Safe Harbor provisions for forward-looking statements contained in such Act. We are including this statement for purposes of invoking these Safe Harbor provisions.

Forward-looking statements are made based on assumptions involving certain known and unknown risks and uncertainties - many of which are beyond the company's control - and other important factors that could cause actual results, performance or achievements to differ materially from expectations expressed or implied by such forward-looking statements. These risk factors and uncertainties are listed from time to time in the company's filings with the

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Securities and Exchange Commission, including - but not limited to - the annual report on Form 10-K for the year ending May 31, 2002."

PART II - BRAD VETAL'S COMMENTS

[BRAD START HERE]

Turning to the quarter just ended, revenue for the fourth quarter advanced 11.8% to $65.8 million from $58.9 million reported last year. Net income for the fourth quarter totaled $1.9 million, or $0.22 per fully diluted share, versus $2.1 million, or $0.27 per fully diluted share for the same period a year ago. Compared to the fourth quarter in 2001, gross margins on a consolidated basis were 11.9% versus 13.9%. The decline in profitability was anticipated and primarily due to lower profitability in Plant Services as turnaround work was very strong in the fourth quarter of last year compared to this year.

Net income for the full fiscal year 2002 climbed 28.4% to $5.9 million from $4.6 million for 2001. Fully diluted earnings per share increased 35.2% from $.54 per share to $.73 per share and were in the middle of the guidance range provided by management last quarter. For the year, consolidated revenues rose 16.6% to $222.5 million from $190.9 million in the previous year, with increases in AST Services and Construction Services offset somewhat by a $2.3 million decline in Plant Services.

Consolidated gross margins for the full fiscal year were 11.4% compared to 11.8% last year. The decline was attributable to the two large AST jobs that experienced negative gross margins in the third quarter of fiscal 2002.

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We were very pleased with the performance at the Construction Services Division where revenues and gross margins increased significantly. The refocus on the capital work from our core client base has resulted in a significant turnaround at this segment.

Plant Services had a very positive product mix for the year. Although revenues were down $2.3 million in fiscal 2002, gross margins improved from 10.2% to 12.0%. This improvement was the result of a better mix between turnaround and maintenance work and excellent cost controls.

AST Services had mixed results for the year. New Tank Construction showed significant growth in revenues and gross margins and our Western Division continued to provide excellent results from tank repair and maintenance activities as well as from small capital projects. The Gulf Coast region continued to be very competitive with performance below anticipated results. Our union operations had excellent growth in revenues but profitability was hurt by the two large jobs that experienced gross margin losses in the third quarter of this year.

We are not seeing as high a level of inquiries from the power sector as we saw last year but we have been successful in capturing a number of smaller projects. We do expect our power work to be down from last year's levels but we still anticipate overall revenue growth in the AST Services segment of between 5% and 8%.

I would now like to turn the call over to Mike Hall, our CFO, who will discuss in greater detail the financial results for the fourth quarter and full year.

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PART III - MIKE HALL'S COMMENTS

[MIKE START HERE]



Thanks, Brad.


I would like to discuss the specifics of the fourth quarter and full year performance for each of the operating segments.

For the fourth quarter, as Brad noted, overall revenue growth was 11.8% with two out of three operating segments reporting growth in gross revenues compared to the fourth quarter of 2001. AST Services gross revenues gained 18.7% to $47.0 million from $39.6 million last year primarily due to increases in power work and growth in new tank construction. Gross revenues for Construction Services soared over 120% to $10.8 million from $4.9 million. However, Plant Services lagged with gross revenues falling to $9.4 million from $14.6 million, as a result of significantly lower turnaround work in the fourth quarter of this year compared to the fourth quarter of last year. Our strongest quarter for turnaround work in fiscal 2002 was in the third quarter.

For the quarter, gross margins improved in Construction Services to 11.1% from 2.0%, because of the success of the management team put in place 18 months ago and the refocusing of the business on the capital work from Matrix's core customers. AST Services' gross margins decreased from 13.6% to 11.9%, because of the work performed in the fourth quarter to

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complete the two power projects that had third quarter losses and of the extremely competitive market in the Gulf Coast. In Plant Services, gross margins decreased to 11.7% from 15.1% as there was more turnaround work in last year's fourth quarter and because of better fixed cost absorption last year with the higher revenue levels.

For the full year, we were very pleased with the performance from our Construction Services and Plant Services segments and were slightly disappointed with the results from our AST Services segment. AST Services revenues grew 18.6%, or by $26.1 million to $166.8 million. Despite the excellent overall growth in the business, the losses on the two large power jobs in the third quarter narrowed gross margins in fiscal 2002 to 11.2% from 13.4% last year. As a consequence, gross profit for AST Services for the year was $18.7 million, similar to last year's results. Except for these two jobs, AST Services continues to perform well with the business climate currently positive and inquiry levels for new tank construction and repair and maintenance remaining active.

For the full year, gross revenue growth for Construction Services was robust, rising 45.7% to $26.8 million from $18.4 million in 2001. This achievement is a direct result of the higher margin construction projects and cost controls put in place last year. The higher margins, (10.8% this year versus 1.1% last year) coupled with the higher sales volumes, produced a gross profit for 2002 of $2.9 million, which was $2.7 million more than the $0.2 million earned in 2001. Our backlog in Construction Services stood at $29.3 million as of July 31, 2002.

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Gross revenues for Plant Services were affected by a change in the business mix with a reduction in lower margin routine maintenance business and an improvement in higher margin turnaround work. As a consequence profits rose even as revenue fell. Gross revenues declined 6.9% to $30.9 million from last year's level of $33.2 million. Gross margins for 2002 improved to 12.0%, which was better than the 10.2% produced in 2001. These margin improvements produced a gross profit gain of 8.8% for 2002 to $3.7 million from $3.4 million in 2001.

Consolidated SG&A expenses were $16.0 million for the full year of 2002 and $14.1 million in fiscal 2001. On a year-over-year basis, SG&A expenses as a percentage of revenue decreased to 7.2% compared to 7.4% for the same period last fiscal year. The increases in SG&A expenses were primarily salary and benefit related, most notably Health and Welfare costs.

Turning now to the balance sheet, working capital increased $2.0 million from $23.8 million last year to $25.8 million at May 31, 2002 primarily due to higher accounts receivable offset somewhat by higher billings in excess of costs and higher accounts payable, all seasonal in nature.

Long-term debt including the current portion was $9.9 million at the end of fiscal 2002, with the $6.4 million increase from year-end fiscal 2001 levels of $3.5 million primarily due to the increase in working capital and capital spending for the 12-month period which totaled $16.4 million.

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Capital expenditures during the twelve months ended May 31, 2002, totaled approximately $16.4 million. Of this amount $6.9 has been used in the construction of the offices and fabrication facility in Orange County, California, and $3.8 million for the construction of the new facility at the Tulsa Port of Catoosa to consolidate Tulsa operations. Other 2002 capital expenditures included $1.4 million to purchase transportation equipment for field operations, $3.2 million to purchase welding, construction and fabrication equipment, and approximately $1.1 million for office equipment, furniture and fixtures. $15.8 million has been budgeted for total capital expenditures for fiscal 2003 of which $7.3 million is included for the Tulsa Port of Catoosa construction. $2.5 million has been budgeted as a one-time expenditure to support the expansion of Plant Services into the Midwest.

For the twelve months ended May 31, 2002, EBITDA was $14.7 million compared to $11.8 million for the same twelve months last year with the 24.6% increase primarily due to higher pre-tax earnings.

I will now turn the call back over to Brad, who will discuss the prospects for the upcoming first quarter and for the full year.



PART IV - GUIDANCE

[BRAD STARTS HERE]



Thank you, Mike.

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We believe that Matrix is well positioned for continued growth. As a result, we are reaffirming our earnings guidance for the year of between $.88 and $.93 per fully diluted share. Our consolidated revenues are anticipated to grow between 6% and 10% with our gross margin improving to the 12.0% to 12.5% range. The business climate remains positive and inquiry levels continue to be active. Currently, our outlook for first quarter 2003 earnings is anticipated to be between $.18 and $.21 per fully diluted share compared to $.15 per fully diluted share in the first quarter of 2002.

And with that, we're ready to open it up for questions.

PART V - Q&A SESSION

[Take Cue From Conference Call Coordinator]

[After questions, Operator will turn conference call back over to Brad Vetal for additional or closing remarks.]

PART VI - CLOSING

[BRAD START HERE]



Again, thank you for participating in this call. We feel very confident about our future and looking forward to reporting back to you next quarter. Thank you all for participating on this call.

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